Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Carter Validus Mission Critical REIT II, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-220940) on Form S-3 of Carter Validus Mission Critical REIT II, Inc. of our report dated March 21, 2018, with respect to the consolidated balance sheets of Carter Validus Mission Critical REIT II, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedule III (collectively, the “consolidated financial statements”), which report appears in the December 31, 2017 annual report on Form 10-K of Carter Validus Mission Critical REIT II, Inc.

/s/ KPMG LLP
Tampa, Florida
March 21, 2018
Certified Public Accountants